Exhibit 21.1

Subsidiaries of the Registrant*

As of December 31, 2025, the following entities are wholly owned direct or indirect subsidiaries of Robinhood Markets, Inc.

Name of Subsidiary	State/Country of Organization
Bitstamp USA, Inc.	Delaware
RHX, LLC	Delaware
Robinhood Asset Management, LLC	Delaware
Robinhood Credit, Inc.	Delaware
Robinhood Crypto, LLC	Delaware
Robinhood Derivatives, LLC	Delaware
Robinhood Financial LLC	Delaware
Robinhood Gold, LLC	Delaware
Robinhood Money, LLC	Delaware
Robinhood Securities, LLC	Delaware
Robinhood Ventures DE, LLC	Delaware
Robinhood Ventures Fund I	Delaware
Trade-PMR, Inc.	Florida
TradePMR Insurance Agency, LLC	Florida
Sherwood Reinsurance Company, Inc.	Hawaii
SRC All Other Cell, LLC	Hawaii
SRC D&O Cell, LLC	Hawaii

* In accordance with Item 601(b)(21)(ii) of Regulation S-K, the Company has omitted from this Exhibit the names of certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2025.